For the fiscal year ended October 31, 2003
File number 811-07811
Jennison U.S. Emerging Growth Fund, Inc.
(formerly Prudential U.S. Emerging Growth Fund, Inc.)



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Jennison U.S. Emerging Growth Fund, Inc. was held on July 17, 2003. At such meeting, the shareholders of the Fund approved the following proposal.



01.	Votes on Directors	                	Votes For		Withheld

         David E.A. Carson			26,738,665		216,101
         Robert E. La Blanc			26,742,183		212,583
         Douglas H. McCorkindale		26,747,489		207,277
         Stephen P. Munn*			26,748,251		206,515
         Richard A. Redeker			26,747,239		207,527
         Robin B. Smith			26,742,124		212,642
         Stephen Stoneburn 			26,746,418		208,348
         Clay T. Whitehead			26,746,593		208,173
         Robert F. Gunia			26,747,505		207,261
         Judy A. Rice				26,747,962		206,804




* Mr. Munn resigned effective November 30, 2003.





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